CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Massachusetts Tax-Exempt Funds of our report dated January 17, 2025, relating to the financial statements and financial highlights of Vanguard Massachusetts Tax-Exempt Fund, which appears in Vanguard Massachusetts Tax-Exempt Funds’ Certified Shareholder Report on Form N-CSR for the year ended November 30, 2024. We also consent to the references to us under the headings “Financial Statements”, “Service Providers–Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP Philadelphia, Pennsylvania March 21, 2025